EXHIBIT 99.1

                       WERNER ENTERPRISES, INC.
                          14507 Frontier Road
                            P. O. Box 45308
                        Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE
---------------------

                                            CONTACT:  John J. Steele
                             Executive Vice President, Treasurer and
                                             Chief Financial Officer
                                                      (402) 894-3036

                                            Robert E. Synowicki, Jr.
                                        Executive Vice President and
                                           Chief Information Officer
                                                      (402) 894-3350


                WERNER ENTERPRISES ANNOUNCES QUARTERLY
                         AND SPECIAL DIVIDENDS

Omaha, Nebraska, November 10, 2009:
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      Werner  Enterprises, Inc. (NASDAQ: WERN),  one  of  the  nation's largest transportation and logistics companies, announced today that its Board of Directors declared a regular quarterly cash dividend of $.050 (5.0 cents) per common share payable to stockholders of record at the close of business on January 11, 2010. This dividend will be paid on January 26, 2010.

     Werner Enterprises is currently in its twenty-third year of paying quarterly cash dividends on its common stock to its stockholders. The first quarterly cash dividend was paid by Werner Enterprises in July 1987.

      Werner also announced that its Board of Directors declared a special cash dividend of $1.25 per common share payable to stockholders of record at the close of business on November 23, 2009. This dividend will be paid on December 8, 2009. As a result of the special dividend, a total of approximately $90 million will be paid on Werner's 72 million common shares outstanding. Werner also paid a special cash dividend of $2.10 per common share in December 2008.

      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains

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offices  in  the  United States, Canada, Mexico, China  and  Australia.
Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that
includes   dedicated,  medium-to-long-haul,  regional  and  local   van
capacity,   expedited,  temperature-controlled  and  flatbed  services.
Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, licensed Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier and IATA Accredited Cargo Agent.

      Werner Enterprises, Inc.'s common stock trades on the NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the company's website at www.werner.com.